Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
   ACCOUNTANTS AND ADVISORS
           PCAOB REGISTERED

August 10, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Caribbean Villa Catering Corporation

Dear Sirs:

We were previously the principal auditors for Caribbean Villa Catering Corporation and we reported on the financial statements of Caribbean Villa Catering Corporation for the period from inception, March 9, 2007 to June 30, 2009.  We have read Caribbean Villa Catering Corporation's statements under Item 4 of its Form 8-K, dated August 10, 2009, and we agree with such statements.

For the most recent fiscal period through to August 10, 2009, there have been no disagreements between Caribbean Villa Catering Corporation and Moore & Associates, Chartered on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501